PRICING SUPPLEMENT No. 302C-1

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-137902

Dated February 26, 2008

100% Principal Protection Absolute Return Barrier Notes

Linked to the S&P 500® Index

Investment Strategies for Uncertain Markets

Deutsche Bank AG, London Branch

$49,299,470 Notes Linked to the S&P 500® Index due on February 27, 2009

Investment Description

These 100% Principal Protection Absolute Return Barrier Notes Linked to the S&P 500® Index (the “Notes”) provide protected exposure to large cap U.S. equities as represented by the S&P 500® Index (the “Index”) by allowing you to benefit from any moderately positive or moderately negative performance of the Index at maturity if the Index closing levels remain within the Absolute Return Barrier throughout the Observation Period, as described below. If the Index never closes above or below 15.84% of the Index Starting Level, at maturity you will receive your principal plus a return equal to the absolute value of the Index return. Otherwise, at maturity you will receive only your principal and no return on your investment.

Features

❑

Absolute Return Feature—The Notes allow you to benefit from any moderately positive or moderately negative performance over the 12-month term of the Notes if the Index closing levels remain within the Absolute Return Barrier throughout the Observation Period, as described below.

❑

Potential for Equity-Linked Performance—If the Index never closes above or below 15.84% of the Index Starting Level, you will receive an equity-based return that may exceed the return you could receive on traditional fixed income investments.

❑	Preservation of Capital—At maturity, you will receive a cash payment equal to at least 100% of your principal.

Key Dates

Trade Date	February 26, 2008
Settlement Date	February 29, 2008
Final Valuation Date[1]	February 24, 2009
Maturity Date[1]	February 27, 2009
CUSIP:	25154H 77 2
ISIN:	US25154H7724

[1]	Subject to postponement in the event of a market disruption event as described under “Indicative Terms” herein.

Security Offering

We are offering 100% Principal Protection Absolute Return Barrier Notes Linked to the S&P 500® Index. If the Index never closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, at maturity investors will receive their principal plus a return equal to the Absolute Index Return, up to the Absolute Return Barrier. If the Index closes either above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, at maturity investors will receive only their principal and no return on their investment.

See “ Additional Terms Specific to the Notes” on page 2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated October 10, 2006, the prospectus supplement dated November 13, 2006, product supplement C-1 dated June 1, 2007, underlying supplement No. 11 dated November 1, 2007 and this pricing supplement. See “ Key Risks” on page 6 of this pricing supplement and “Risk Factors” beginning on page PS-8 of product supplement C-1 for risks related to investing in the Notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. We will notify you in the event of any changes to the terms of the Notes, and you will be asked to accept such changes in connection with your purchase of any Notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, the prospectus supplement, product supplement C-1 and underlying supplement No. 11. Any representation to the contrary is a criminal offense. The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	$10.00	$0.125	$9.875
Total	$49,299,470.00	$616,243.38	$48,683,226.62
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this pricing supplement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$49,299,470.00	$1,937.47

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Notes

You should read this pricing supplement, together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which the Notes are a part, and the more detailed information contained in product supplement C-1 dated June 1, 2007 and underlying supplement No. 11 dated November 1, 2007. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 11 dated November 1, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507232383/d424b21.pdf

♦	Product supplement C-1 dated June 1, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507128044/d424b21.pdf

♦	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

♦	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

Our Central Index Key, or CIK, on the SEC website is 0001159508. References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Notes.

Investor Suitability

The Notes may be suitable for you if:

♦	You seek a 12-month investment with a return linked to the absolute value of the Index return up to the Absolute Return Barrier.

♦	You seek an investment that offers 100% principal protection when the Notes are held to maturity.

♦

You believe that the Index will appreciate or depreciate moderately over the Observation Period and that the Index closing level is unlikely to exceed the Upper Index Barrier or fall below the Lower Index Barrier on any trading day during the Observation Period.

♦	You are willing and able to hold the Notes to maturity, and you are aware there may be little or no secondary market for the Notes.

♦	You do not seek current income from this investment.

The Notes may not be suitable for you if:

♦	You believe that the Index closing level is likely to exceed the Upper Index Barrier or fall below the Lower Index Barrier on any trading day during the Observation Period.

♦	You are unwilling or unable to hold the Notes to maturity.

♦	You seek an investment with uncapped return potential.

♦	You seek current income from your investments.

♦	You seek an investment for which there will be an active secondary market.

Final Terms

Issuer	Deutsche Bank AG, London Branch

Issue Price	$10.00 per Note

Term	12 months

Index	S&P 500® Index

Payment at Maturity

♦   If the Index never closes above the Upper Index Barrier or below the Lower Index Barrier on any single trading day during the Observation Period, you will receive your principal plus an amount based on the Absolute Index Return, calculated as follows:

$10.00 + ($10.00 x Absolute Index Return)

♦   If the Index closes either above the Upper Index Barrier or below the Lower Index Barrier on any single trading day during the Observation Period, you will receive only $10.00 per $10.00 Note principal amount.

Absolute Index Return	Absolute value of: Index Ending Level – Index Starting Level Index Starting Level

Index Starting Level	1,381.29

Index Ending Level	The closing level of the Index on the Final Valuation Date.

Observation Period	The period starting on (and including) the Trade Date and ending on (and including) the Final Valuation Date.

Absolute Return Barrier	15.84%

Upper Index Barrier	1,600.09

Lower Index Barrier	1,162.49

Market Disruption Event

Notwithstanding anything to the contrary in product supplement C-1, if the Final Valuation Date is not a trading day or if there is a market disruption event on such day, the Final Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing; provided, that the Index closing level for the Final Valuation Date will not be determined on a date later than the second scheduled trading day after the Final Valuation Date, and if such day is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Index closing level for the Final Valuation Date on such date in accordance with the formula for and method of calculating the Index closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such second scheduled trading day of each component stock most recently underlying the Index.

If the scheduled Maturity Date is not a business day, then the Maturity Date will be the next succeeding business day following the scheduled Maturity Date. If, due to a market disruption event or otherwise, the Final Valuation Date is postponed so that it falls on a day that is less than three business days prior to the scheduled Maturity Date, the Maturity Date will be the third business day following such Final Valuation Date. Notwithstanding the foregoing, in no event will the maturity date be postponed beyond February 28, 2009.

Scenario Analysis and Hypothetical Examples of Payment at Maturity

The table below illustrates the payment at maturity for a $10.00 Note principal amount for a hypothetical range of performance for the Index return from -100% to +100% and assumes an Index Starting Level of 1,381.29 and an Absolute Return Barrier of 15.84%. The following results are based solely on the hypothetical example cited. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

		The Index Never Closes Outside Absolute Return Barrier			The Index Closes Outside Absolute Return Barrier
Index Ending Level	Index Return	Additional Amount at Maturity ($)	Payment at Maturity ($)	Return on Note (%)	Additional Amount at Maturity ($)	Payment at Maturity ($)	Return on Note (%)
2,762.58	100.00%	N/A	N/A	N/A	$0.00	$10.00	0.00%
2,417.26	75.00%	N/A	N/A	N/A	$0.00	$10.00	0.00%
2,071.94	50.00%	N/A	N/A	N/A	$0.00	$10.00	0.00%
1,600.09	15.84%	$1.58	$11.58	15.84%	$0.00	$10.00	0.00%
1,547.04	12.00%	$1.20	$11.20	12.00%	$0.00	$10.00	0.00%
1,491.79	8.00%	$0.80	$10.80	8.00%	$0.00	$10.00	0.00%
1,436.54	4.00%	$0.40	$10.40	4.00%	$0.00	$10.00	0.00%
1,381.29	0.00%	$0.00	$10.00	0.00%	$0.00	$10.00	0.00%
1,326.04	-4.00%	$0.40	$10.40	4.00%	$0.00	$10.00	0.00%
1,270.79	-8.00%	$0.80	$10.80	8.00%	$0.00	$10.00	0.00%
1,215.54	-12.00%	$1.20	$11.20	12.00%	$0.00	$10.00	0.00%
1,162.49	-15.84%	$1.58	$11.58	15.84%	$0.00	$10.00	0.00%
690.65	-50.00%	N/A	N/A	N/A	$0.00	$10.00	0.00%
345.32	-75.00%	N/A	N/A	N/A	$0.00	$10.00	0.00%
0.00	-100.00%	N/A	N/A	N/A	$0.00	$10.00	0.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Index increases by 12% from the Index Starting Level of 1,381.29 to an Index Ending Level of 1,547.04, and the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any single trading day during the Observation Period. Because the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier, the final payment at maturity is equal to $11.20 per $10.00 Note principal amount, representing a total return of 12% on the Notes.

Payment at maturity per $10.00 Note principal amount = $10.00 + Absolute value of ($10.00 x [(1,547.04 – 1,381.29) /1,381.29]) = $11.20

Example 2: The level of the Index decreases by 12% from the Index Starting Level of 1,381.29 to an Index Ending Level of 1,215.54, and the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any single trading day during the Observation Period. Because the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier, the final payment at maturity is equal to $11.20 per $10.00 Note principal amount, representing a total return of 12% on the Notes.

Payment at maturity per $10.00 Note principal amount = $10.00 + Absolute value of ($10.00 x [(1,215.54 – 1,381.29) / 1,381.29]) = $11.20

Example 3: The level of the Index closes above the Upper Index Barrier on at least one trading day during the Observation Period and ultimately increases by 12% from the Index Starting Level of 1,381.29 to an Index Ending Level of 1,547.04. Because the level of the Index has closed above the Upper Index Barrier, the final payment at maturity is equal to $10.00 per $10.00 Note principal amount regardless of the Index Ending Level.

Payment at maturity per $10.00 Note principal amount = $10.00

Example 4: The level of the Index closes below the Lower Index Barrier on at least one trading day during the Observation Period and ultimately decreases by 12% from the Index Starting Level of 1,381.29 to an Index Ending Level of 1,215.54. Because the level of the Index has closed below the Lower Index Barrier, the final payment at maturity is equal to $10.00 per $10.00 Note principal amount regardless of the Index Ending Level.

Payment at maturity per $10.00 Note principal amount = $10.00

What are the tax consequences of the Notes?

The section in the accompanying product supplement C-1 entitled “Certain U.S. Federal Income Tax Consequences” will not apply to the Notes. The following is a general discussion of material U.S. federal income tax consequences of the ownership and disposition of the Notes to an investor who purchases the Notes at their original issuance for the Issue Price and will hold the Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this product supplement may affect the tax consequences described below, possibly on a retroactive basis. This summary does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of the investor’s particular circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain former citizens or residents of the United States, certain financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold a Note as a part of a hedging transaction, straddle, conversion or integrated transaction, or United States holders (as defined below) who have a “functional currency” other than the U.S. dollar.

In addition, we will not attempt to ascertain whether any entity in the Index would be treated as a “U.S. real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If one or more entities in the Index were so treated, certain adverse U.S. federal income tax consequences might apply to a non-United States holder upon the sale, exchange or retirement of the Notes. You should refer to information filed with the SEC by such entities and consult your tax adviser regarding the possible consequences to you if such an entity is or becomes a USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or non-U.S. tax laws are not discussed. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to United States Holders

The following discussion applies to U.S. holders of the Notes. You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a Note who is: (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The Notes will be treated as short-term debt instruments. No statutory, judicial or administrative authority directly addresses the treatment of such Notes or similar instruments for U.S. federal income tax purposes, and no ruling will be requested from the Internal Revenue Service (the “IRS”). As a result, certain aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain.

If you are a cash-method taxpayer, you generally will not be required to recognize income with respect to the Notes prior to maturity, other than pursuant to a sale or exchange, although you may elect to do so. If you are an accrual-method holder (or a cash-method holder who elects to accrue interest income on the Notes currently), you will be subject to rules that generally require accrual of income on short-term debt instruments on a straight-line basis, unless you elect a constant-yield method of accrual based on daily compounding. However, because the amount due on a Note at maturity in excess of its principal amount will be fixed only on the Final Valuation Date, it is not clear how accruals should be determined prior to the Final Valuation Date, if at all. You should consult your tax adviser regarding the determination of the amount of any interest accruals. Any interest accruals included in income with respect to the Notes will increase your adjusted basis in the Notes and affect the amount of gain or loss recognized by you on the sale, exchange or retirement of the Notes.

Upon maturity of the Notes, the excess of the proceeds received over your adjusted basis in the Notes should be treated as ordinary interest income. Upon a sale or exchange of a Note, you will recognize gain or loss in an amount equal to the difference between the amount received upon such sale or exchange and your adjusted basis in the Notes. It is likely that all or a portion of any gain would be treated as ordinary interest income. The amount of any loss will be treated as a capital loss (which is subject to limitations). You should consult your tax adviser regarding the proper treatment of any gain or loss recognized upon a sale or exchange of the Notes.

In addition, a cash-method holder who does not make the election to accrue interest currently may be required to defer deductions for certain interest paid on indebtedness incurred to purchase or carry the Notes.

Tax Consequences to Non-United States Holders

The following discussion applies to you only if you are a non-U.S. holder of the Notes. You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of Notes who is: (i) a nonresident alien individual; (ii) a foreign corporation; or (iii) a foreign estate or trust. You are not a non-U.S. holder for the purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of sale, exchange or retirement. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the disposition of the Notes.

Payments to you on the Notes, and any gain realized on a sale or exchange of the Notes will be exempt from U.S. federal income or withholding tax, provided generally that (i) you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and otherwise satisfy applicable requirements; and (ii) such amounts are not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States, and if income or gain from the Notes is effectively connected with your conduct of that trade or business, you generally will be taxed in the same manner as a U.S. holder. In lieu of IRS Form W-8BEN, you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the Notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

Backup Withholding and Information Reporting

Proceeds received from a sale, exchange or retirement of the Notes will be subject to information reporting unless you are an “exempt recipient” (such as a domestic corporation) and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, you generally will not be subject to backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Other Considerations

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Notes.

For a discussion of certain German tax considerations relating to the Notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

Neither we nor UBS Financial Services Inc. provides any advice on tax matters. You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Purchase Considerations

♦

PRESERVATION OF CAPITAL AT MATURITY—You will receive at least 100% of the principal amount of your Notes provided that you hold the Notes to maturity, regardless of the performance of the Index. Because the Notes are our senior unsecured obligations, payment of any amount at maturity remains subject to our ability to pay our obligations as they become due.

♦

EXPOSURE TO ABSOLUTE RETURN—If the Index closing level never exceeds the Upper Index Barrier and never falls below the Lower Index Barrier, in addition to return of your principal, at maturity you will receive, for each $10.00 Note principal amount, a payment equal to $10.00 x the Absolute Index Return. The Absolute Index Return is the absolute value of the Index return, and thus is positive regardless of whether the Index return is positive or negative. Thus, the Notes provide higher returns when the Index closing levels during the Observation Period remain between the Upper Index Barrier and the Lower Index Barrier (i.e., within the Absolute Return Barrier) than when there are large movements, whether positive or negative, in the Index level that cause the Index closing level to exceed the Upper Index Barrier or fall below the Lower Index Barrier on any trading day during the Observation Period.

♦

RETURN LINKED TO THE PERFORMANCE OF THE S&P 500® INDEX—The return on the Notes is linked to the performance of the S&P 500® Index. The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity market.

Key Risks

♦

MARKET RISK—The return on the Notes at maturity, if any, is linked to the performance of the Index and will depend on whether the Index closing level ever exceeds the Upper Index Barrier or falls below the Lower Index Barrier during the Observation Period and the magnitude of the Absolute Index Return. YOU WILL RECEIVE ONLY THE FULL PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE ABSOLUTE INDEX RETURN IS ZERO OR IF THE INDEX CLOSING LEVEL EXCEEDS THE UPPER INDEX BARRIER OR FALLS BELOW THE LOWER INDEX BARRIER ON ANY SINGLE TRADING DAY DURING THE OBSERVATION PERIOD.

♦

THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT—You may receive a lower payment at maturity than you would have received if you had invested in the Index, the component stocks underlying the Index or contracts related to the Index. If the Index closing level exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any single trading day during the Observation Period, you will receive only your principal amount at maturity.

♦

THE ABSOLUTE RETURN BARRIER FEATURE WILL LIMIT YOUR RETURN ON THE NOTES AND MAY AFFECT YOUR PAYMENT AT MATURITY—Your investment in the Notes may not perform as well as an investment in a security with a return based solely on the performance of the Index. Your ability to participate in the performance of the Index is limited by the Absolute Return Barrier feature of the Notes. If the Index closing level exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any single trading day during the Observation Period, the return on the Notes will not be determined by reference to the Absolute Index Return even though the Absolute Index Return may reflect significant appreciation or depreciation in the Index over the term of the Notes (the Absolute Index Return is the absolute value of the Index return, and thus is positive regardless of whether the Index return is positive or negative). Because the Absolute Return Barrier is 15.84% of the Index Starting Level, the maximum return on the Notes is limited to 15.84% of the principal amount.

♦

NO PERIODIC INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS—As a holder of the Notes, you will not receive periodic interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

♦

THE NOTES HAVE CERTAIN BUILT IN COSTS—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or our affiliates or agents will be willing to purchase Notes from you, prior to maturity, in secondary market transactions, if at all, will likely be lower than the original issue price and any such sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Notes to maturity.

♦

LACK OF LIQUIDITY—The Notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates or agents intend to offer to purchase the Notes in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates or agents are willing to buy the Notes.

♦

WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT MAY BE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE NOTES ARE LINKED OR THE MARKET VALUE OF THE NOTES—Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the Index to which the Notes are linked.

♦

POTENTIAL CONFLICTS—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

♦	whether the Index has closed above the Upper Index Barrier or below the Lower Index Barrier;

♦	the expected volatility of the Index;

♦	the time to maturity of the Notes;

♦	the market price and dividend rate on the component stocks underlying the Index;

♦	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the composition of the Index and any changes to the component stocks underlying it;

♦	supply and demand for the Notes; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦

UNCERTAIN TAX TREATMENT—As discussed above under “What are the tax consequences of the Notes,” no statutory, judicial or administrative authority directly addresses the treatment of such Notes or similar instruments for U.S. federal income tax purposes, and no ruling will be requested from the Internal Revenue Service (the “IRS”). As a result, certain aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain.

The S&P 500® Index

“The S&P 500® Index” is published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. As discussed more fully in underlying supplement No. 11, the S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500® Index, with the number of companies included in each group as of February 26, 2008 indicated below: Consumer Discretionary (87); Consumer Staples (39); Energy (36); Financials (92); Health Care (51); Industrials (56); Information Technology (71); Materials (28); Telecommunications Services (9); and Utilities (31).

You can obtain the level of the S&P 500® Index at any time on the Bloomberg Financial Markets Page “SPX<Index><GO>” or from the S&P website at www.standardandpoors.com.

The graph below illustrates the performance of the S&P 500® Index from January 1, 1998 to February 26, 2008. The historical levels of the S&P 500® Index should not be taken as an indication of future performance. The Upper Index Barrier and Lower Index Barrier are shown on the graph assuming an Index Starting level of 1,381.29, which was the closing level of the S&P 500® Index on February 26, 2008, and an Absolute Return Barrier of 15.84%.

The information on the S&P 500® Index provided in this pricing supplement should be read together with the discussion under the heading “The S&P 500® Index” in underlying supplement No. 11. Information contained in the S&P website and Bloomberg Financial Markets page referenced above is not incorporated by reference herein.

Supplemental Underwriting Information

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive discounts and commissions of $0.125 per $10.00 Note principal amount. We have agreed that UBS Financial Services Inc. may sell all or part of the Notes that it purchases from us to its affiliates at the price to the public indicated on the cover of this pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. See “Underwriting” in the accompanying product supplement C-1.